EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Griffin-American Healthcare REIT II, Inc. for the registration of up to 10,298,661 shares of its common stock pursuant to the distribution reinvestment plan and to the incorporation by reference therein of our report dated March 15, 2013, with respect to the consolidated financial statements and schedule of Griffin-American Healthcare REIT II, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Irvine, California
September 6, 2013